Contact: Michele Sullivan
The Boston Beer Company,
(617) 368-5165

EXHIBIT 99

BOSTON BEER ANNOUNCES INCREASES IN ADVERTISING INVESTMENT,
PROMOTIONAL AND SELLING COSTS

BOSTON, MA (8/25/04) -- The Boston Beer Company, Inc. (NYSE: SAM) announced today that it will be increasing its investment in television advertising for the last four months of 2004 to include new advertising for both Samuel Adams Boston Lager® and Sam Adams Light®.

Jim Koch, the Company's Chairman and Founder stated, "The Company has developed new advertising creative for both Sam Adams Light and Samuel Adams Boston Lager, which is expected to air nationally in September through the end of this year. The Company believes that the new television advertising will have a positive impact on our long-term results and as a result we intend to increase spending to fund both campaigns."

"We expect the advertising to provide us with increased brand equity for Sam Adams Light and continued success of the whole brand family long term," said Martin Roper, the Company's President and Chief Executive Officer. "Due to this initiative and the continued freight cost pressures, the Company currently expects that advertising, promotional and selling costs will increase by $2.5 million to $3.5 million for the full year 2004 over 2003.  Even with these increased costs, and, based on current information, the Company continues to project double digit earnings per share growth over 2003 and expects that its earnings per share will be between $0.82 and $0.90 for the 2004 fiscal year."

The Boston Beer Company is America's leading brewer of world-class beer. Founded in 1984 by sixth-generation brewer Jim Koch, the Company has won more than 650 international awards for its better-tasting beers. Samuel Adams Boston Lager® is the Company's flagship brand, celebrated worldwide for its high-quality ingredients and traditional brewing techniques. The result is a beer renowned by drinkers for its full flavor, balance, complexity, and consistent quality. For more information, visit the web-site at www.samadams.com or visit www.bostonbeer.com for financial information.

Statements made in this press release that state the Company's or management's intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company's actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company's SEC filings, including but not limited to the Company's report on Form 10-K for the year ended December 27, 2003 and for December 28, 2002. Copies of these documents may be obtained by visiting the Company's website at www.bostonbeer.com or contacting the Company or the SEC.

Wednesday, August 25, 2004
